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                                                                    EXHIBIT 23.1
                                                                    ------------

                          INDEPENDENT AUDITORS' CONSENT

The Employee Welfare Benefits Plan Committee of
FMC Technologies, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-76216) on Form S-8 of FMC Technologies, Inc. of our report dated June 26, 2002, with respect to the statements of net assets available for benefits of FMC Puerto Rico Savings and Investment Plan, as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for each of the years in the two year period then ended, and the supplemental schedule of assets (held at end of year), which report appears in the Annual Report on Form 11-K of FMC Puerto Rico Savings and Investment Plan for the year ended December 31, 2001.



/s/ KPMG LLP



Chicago, Illinois
June 26, 2002